NEVADA GOLD & CASINOS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2006 RESULTS

HOUSTON, July 12, 2006 (PRIMEZONE) -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced financial results for the fourth quarter and fiscal year ended April 30, 2006.

For the fourth quarter of fiscal 2006, net revenues increased to $3.2 million compared to $2.0 million in the fourth quarter ended March 31, 2005. The net loss for the fourth quarter of fiscal 2006 was $1.7 million compared to net income of $0.5 million in the fourth quarter of fiscal 2005. The net loss per diluted common share was $0.13, compared to net income per diluted common share of $0.04 in the prior year period.

The fourth quarter of fiscal 2006 compared to prior quarterly periods was impacted by several significant items, including:

--	Certain non-operating expenses, including a $1.6 million write-off of notes receivable related to two Native American gaming projects, which reduced diluted earnings per share by approximately $0.08.

--	The write-off of approximately $0.3 million in project development costs, which reduced earnings per share by approximately $0.01.

--
Higher corporate and general and administrative expenses of approximately $2.3 million that includes $0.8 million in legal costs, as well as higher costs related to expanded casino operations and increased overhead costs related to our transition  to an operating business model.

H. Thomas Winn, Chairman and CEO of Nevada Gold & Casinos, Inc., commented, "After carefully evaluating every aspect of our business, we elected to take selective steps designed to enable us to focus on those opportunities most likely to enhance our operating performance over the long term. While our quarterly financial results were negatively impacted by these write-offs, we believe that we are now better positioned to execute our growth strategies and continue our transition to an operating business model. We believe our strong senior management team and solid pipeline of projects will contribute to our success in fiscal 2007 and beyond."

Financial Results

For the fourth quarter of fiscal 2006, net revenues increased to $3.2 million compared to $2.0 million in the fourth quarter ended March 31, 2005. The revenue increase was primarily due to $1.3 million in casino revenues and $0.3 million in food and beverage revenues recorded during the fourth quarter from the Colorado Grande Casino-Cripple Creek, which the Company acquired during April 2005.

Operating expenses increased to $5.9 million from $1.5 million primarily as a result of the inclusion of the casino operations, food and beverage, marketing and administrative, and facility expenses from the Colorado Grande Casino-Cripple Creek and higher corporate expenses. The Company's higher corporate expenses reflect legal fees related to ongoing litigation concerning Route 66 Casinos, LLC, as well as increased expenses related to its pursuit of additional gaming opportunities and higher general and administrative expenses as a result of the Company's transition to an operations focused business model.

The Company's equity in earnings from Isle of Capri-Black Hawk (IC-BH), the Company's joint venture with Isle of Capri Casinos, was $1.6 million for the fourth quarter ended April 30, 2006, compared to $0.4 million a year ago. Results for the fourth quarter of fiscal 2005 were impacted by a $4.0 million impairment charge recorded by the Isle of Capri-Black Hawk, which reduced the Company's equity in earnings from its minority interest by $1.7 million. IC-BH's fourth quarter adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), was $14.2 million in fiscal 2006 compared to $10.9 million in the prior year period. A reconciliation of EBITDA to operating income is provided in the attached financial statements.

The net loss for the fourth quarter of fiscal 2006 was $1.7 million compared to net income of $0.5 million in the fourth quarter of fiscal 2005. The net loss per diluted common share was $0.13, compared to net income per diluted common share of $0.04 in the prior year period. Diluted weighted average common shares outstanding in the third quarter were 13.1 million compared to 14.3 million in the prior year period.

During the fourth quarter of fiscal 2006, the Company repurchased 216,200 shares of common stock in the open market at an average price of $9.64 per share.

Financial Presentation

In presenting these results, the Company noted that on June 6, 2005, it changed its fiscal year to end to the last Sunday in April rather than March 31. References in this press release to the fourth quarter of fiscal year 2006 represents the three months ending April 30, 2006, and references to the fourth quarter of fiscal year 2005 represents the three months ending March 31, 2005. Management believes that the three months ended March 31, 2005 provides a meaningful comparison to the fourth quarter of fiscal year 2006.

Earnings Conference Call and Webcast

The Company will discuss fourth quarter financial results via the earnings conference call to be held at 5:00 ET today via the internet at www.nevadagold.com, Investor Relations, Events. If you are unable to participate during the live webcast, the conference call replay will be available by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The replay access code is 2288474. In addition, the call will be archived on the Company's website, http://www.nevadagold.com, through July 19, 2006.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos
Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging and entertainment facilities in Colorado, California, Oklahoma and New York. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company owns a 40% interest in the Tioga Downs Racetrack and Vernon Downs Racetrack in New York State and has a management contract for both facilities. The Company also works with Native American tribes in a variety of capacities from the right to lease gaming equipment to development and management of their gaming properties. Native American projects consist of River Rock Casino in Sonoma County, California, a casino to be built in Tulsa, Oklahoma for the Muscogee (Creek) Nation, a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit http://www.nevadagold.com.

Isle of Capri Black Hawk, L.L.C.
Comparative Financial Highlights on Continuing Operations
(In thousands)

	Three Months Ended
	April 30, 2006

			Adjusted
			EBITDA
	Net	Adjusted	Margin %
	Revenues (1)	EBITDA (2)	(2)
Isle-Black Hawk/Colorado
Central Station	$44,493	$14,215	31.9%

	Three Months Ended
	April 24, 2005

			Adjusted
			EBITDA
	Net	Adjusted	Margin %
	Revenues (1)	EBITDA (2)	(2)

Isle-Black Hawk/Colorado
Central Station	$38,340	$10,924	28.5%

	Fiscal Year Ended
	April 30, 2006

			Adjusted
			EBITDA
	Net	Adjusted	Margin %
	Revenues (1)	EBITDA (2)	(2)

Isle-Black Hawk/Colorado
Central Station	$161,828	$49,981	30.9%

	Fiscal Year Ended
	April 25, 2005

			Adjusted
			EBITDA
	Net	Adjusted	Margin %
	Revenues (1)	EBITDA (2)	(2)

Isle-Black Hawk/Colorado
Central Station	$138,588	$39,697	28.6%

Isle of Capri Black Hawk, L.L.C.
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(In thousands)

	Three Months Ended		Fiscal Year Ended

	April 30,	April 24,	April 30,	April 24,
	2006	2005	2006	2005

Isle-Black Hawk/Colorado
Central Station
Adjusted EBITDA	$14,215	$10,921	$49,981	$39,697
Depreciation and
amortization	(3,977)	(2,796)	(13,850)	(9,936)
Interest expense, net	(3,717)	(3,034)	(12,422) (9,390)
Management fee	(1,932)	(1,957)	(7,439)	(6,374)
Loss on extinguishment
of debt	--	--	(2,110)	--
Income tax benefit	585	545	1,213	2,642
Loss on discontinued
operations, net of tax	(216)	(2,946)	(216)	(2,946)

Net income	$4,958	$733	$15,157	$13,693

Net income margin % (3)	11.1%	1.9%	9.4%	9.9%

(1) Net revenues are presented net of complimentaries, slot points expense and cash coupon redemptions.

(2) EBITDA is "earnings before interest, income taxes, depreciation and amortization." Adjusted EBITDA for each property was calculated by adding preopening expense, management fees and non-cash items to EBITDA. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property level Adjusted EBITDA as the primary measure of the properties' performance. Adjusted EBITDA should not be construed as an alternative to net income, as an indicator of the Company's operating performance; or as an alternative to any other measure determined in accordance with accounting principles generally accepted in the United States. The properties have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayment, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenue. Reconciliations of net income (loss) to Adjusted EBITDA are included in the financial schedules accompanying this release.

(3) Net income (loss) margin was calculated by dividing net income (loss) by net revenue.

Nevada Gold & Casinos, Inc.
Consolidated Balance Sheets

	April 30,	March 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$4,296,154	$3,846,195
Accounts receivable	1,440,176	794,435
Notes receivable - affiliates,
current portion	--	1,200,000
Income tax receivable	--	113,288
Other current assets	428,532	312,220
Total current assets	6,164,862	6,266,138

Investments in unconsolidated affiliates	35,691,747	21,647,329
Investments in development projects	6,876,527	6,801,637
Notes receivable - affiliates,
net of current portion	3,637,099	2,777,136
Notes receivable - development projects	22,667,272	6,562,323
Goodwill	6,350,705	--
Property and equipment, net of
accumulated depreciation of $622,876,
$76,890 and $73,048 at April 30, 2006
April 24, 2005, and March 31, 2005,
respectively	2,580,093	110,549
Deferred tax asset	572,935	618,282
Other	3,601,850	547,120
Total assets	$88,143,090	$45,330,514

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,550,405	$1,029,877
Accrued interest payable	41,737	20,453
Other accrued liabilities	358,159	--
Long-term debt, current portion	3,779,345	3,317,499
Total current liabilities	5,729,646	4,367,829

Long-term debt, net of current
portion and discount	56,687,315	9,632,773
Deferred income	406,632	178,835
Other Liabilities	157,633	--
Total liabilities	62,981,226	14,179,437

Commitments and contingencies	--	--

Minority interest	278,674	299,884

Stockholders' equity:

Common stock, $0.12 par value per share;
25,000,000 shares authorized; 13,912,330
and 12,970,330 shares issued and
12,970,330 and 12,755,203 shares
outstanding at April 30, 2006 and
March 31, 2005, respectively	1,669,479	1,530,624
Additional paid-in capital	18,122,632	14,817,101
Retained earnings	14,873,589	14,419,719
Treasury stock, 942,000 shares at
April 30, 2006	(9,781,669)	--
Accumulated other comprehensive income	(841)	83,749
Total stockholders' equity	24,883,190	30,851,193
Total liabilities and stockholders'
equity	$88,143,090	$45,330,514

Nevada Gold & Casinos, Inc.
Consolidated Statements of Operations

	Fiscal Years Ended
	April 30,	March 31,	March 31,
	2006	2005	2004
Revenues:
Casino	$5,653,340	$--	$--
Food and beverage	1,471,816	--	--
Other	126,078	67,610	97,414
Credit enhancement fee	7,348,651	5,660,909	3,643,037

Gross revenues	14,599,885	5,728,519	3,740,451
Less promotional allowances	(1,450,664)	--	--

Net revenues	13,149,221	5,728,519	3,740,451

Operating expenses:
Casino	2,566,306	--	--
Food and beverage	863,703	--	--
Marketing and Advertising	1,935,257	--	--
Facility	276,304	--	--
Corporate expense	5,778,507	4,286,365	2,367,890
Legal Expenses	1,668,311	609,278	1,043,830
Depreciation and amortization	1,018,699	169,133	104,336
Write-off of notes receivable
related to Indian gaming
Projects	1,574,452	120,000	--
Write-off of project
development cost	286,653	180,850	245,356
Other	126,266	--	--

Total operating expenses	16,094,458	5,365,626	3,761,412
Operating income (loss)	(2,945,237)	362,893	(20,961)
Non-operating income (expenses):
Earnings from unconsolidated
affiliates	6,917,818	7,648,802	11,243,466
Gain on sale of marketable
securities and assets	167,948	34,672	--
Interest income (expense), net	(2,248,550)	(367,460)	677,118
Minority interest	(1,308,867)	(837,849)	(561,697)

Income before income
tax expense	583,112	6,841,058	11,337,926

Income tax (expense) benefit	(211,251)	(2,682,794)	(3,813,870)

Net income	$371,861	$4,158,264	$7,524,056

Per share information:
Net income per common
share - basic	$ $ 0.03	$0.33	$0.65

Net income per common
share - diluted	$0.03	$0.29	$0.51

Basic weighted average number
of shares outstanding	12,975,697	12,788,269	11,534,889

Diluted weighted average number
of shares outstanding	13,577,238	14,672,777	15,425,427

Nevada Gold & Casinos, Inc.
Consolidated Statements of Operations

	Three Months Ended
	April 30,	March 31,
	2006	2005
Revenues:
Casino	$1,293,520	$-
Food and beverage	254,948	-
Other	29,380	16,903
Credit enhancement fee	1,884,690	2,005,254

Gross revenues	3,462,538	2,022,157
Less promotional allowances	(281,342)	-

Net revenues	3,181,196	2,022,157

Operating expenses:

Casino	392,982	-
Food and beverage	193,229	-
Marketing and administrative	452,222	-
Facility	86,798	-
Corporate expense	1,552,052	1,156,040
Legal expenses	793,359	143,385
Write-off of notes receivable
related to Indian gaming Projects	1,574,452	120,000
Write-off project development cost	286,653	-
Depreciation and amortization	556,772	55,679
Other	50,603	-

Total operating expenses	5,939,122	1,475,104

Operating income (loss)	(2,757,926)	547,053
Non-operating income (expenses):
Earnings from unconsolidated
affiliates	1,230,935	884,797
Gain on sale of marketable
securities and assets	62,574	34,672
Interest income (expense), net	(900,911)	(114,252)
Minority interest	(327,488)	(291,577)

Income before income tax expense	(2,692,816)	1,060,693

Income tax (expense) benefit	957,984	(561,002)

Net income	$(1,734,832)	$499,691

Per share information:

Net income per common share -
basic	$(0.13)	$0.04

Net income per common share -
diluted	$(0.13)	$0.04

Basic weighted average number
of shares outstanding	13,058,095	12,754,303

Diluted weighted average number
of shares outstanding	13,058,095	14,278,176

CONTACT:	Nevada Gold & Casinos, Inc. H. Thomas Winn Alan Greenstein (713) 621-2245 Integrated Corporate Relations Don Duffy (203) 682-8200